EXHIBIT 99.1

FOR IMMEDIATE RELEASE	APRIL 22, 2005

MESABA AVIATION TO FLY CRJ REGIONAL JETS

New Agreement to Expand and Extend Northwest Airlink Flying

MINNEAPOLIS/ST. PAUL — April 22, 2005 — Mesaba Aviation, Inc., a subsidiary company of MAIR Holdings, Inc. (NASDAQ:MAIR), today announced that it has signed a letter of intent with Northwest Airlines to operate 15 Bombardier CRJ-200 regional jets under the Northwest Airlink banner, with exclusive rights to the next 20 CRJ-200 or CRJ-440 aircraft Northwest Airlines may order.  Mesaba will lease the aircraft from Northwest Airlines and expects the first aircraft to enter service before the end of 2005.

“This is a tremendous recognition of the men and women of Mesaba,” said John Spanjers, Mesaba president and chief operating officer.  “Through their performance and commitment to operational excellence, they have demonstrated to Northwest that we can competitively deliver consistent, cost-effective and high-quality service.   We are delighted at the opportunity to grow our operations and expand our service offerings by introducing the CRJ to the fleet.”

As part of this transaction, Northwest and Mesaba will enter into a 10-year service agreement covering the operation of the CRJs. In addition, the existing Avro RJ85 and Saab 340 service agreements between Northwest and Mesaba, which are set to expire in April 2007 and June 2007, respectively, will be replaced with a new 10-year airline services agreement.  Mesaba will continue to receive payments for the Avro RJ85 and Saab 340 operations under the current terms of the existing airline services agreements until March 2007, after which time Northwest Airlines’ payments to Mesaba for all aircraft will be initially based on the average operating margin of publicly held regional carriers, subject to a margin cap and floor.

As part of the letter of intent, Mesaba will incur the costs necessary to bring the new CRJ fleet into service and will continue to operate the existing Avro RJ85 and Saab 340 aircraft until the aircraft are removed from service at their respective lease termination dates. Mesaba will also have rights to fly additional or replacement aircraft if ordered by Northwest Airlines.

“This is the kind of opportunity we have been seeking for our operating subsidiaries,” said Paul Foley, MAIR Holdings’ president and chief executive officer.  “Our strategy has been to be opportunistic in the midst of a chaotic airline industry and to help our operators implement aggressive cost controls and rigorous process disciplines necessary to achieve industry leading performance standards. Success in those areas is the key to attracting opportunities such as this.”

Upon execution of a definitive airline services agreement, MAIR will amend the currently outstanding warrants held by Northwest Airlines to reduce the number of shares of MAIR’s common stock issuable upon exercise to an aggregate of 4,112,500, exercisable at a price of $8.74 per share.  The warrants will expire 10 years from the date of the definitive airline services agreement.  Sixty percent of the shares will become exercisable upon the delivery of the 15th CRJ aircraft to Mesaba, and an additional 4 percent of the shares with each subsequent delivery of the next 10 CRJ aircraft.

The letter of intent is non-binding. A definitive airline services agreement will be subject to final approval by the parties, the receipt of a fairness opinion by MAIR’s board of directors and any applicable regulatory approvals.

The CRJ-200 is manufactured by Bombardier Inc. of Canada and was designed to provide superior performance and operating efficiencies for the regional airline industry.  The aircraft is powered by two General Electric CF34-3B1 turbofan engines and cruises at speeds up to 464 knots and can transport a full load of 50 passengers up to 1,915 nautical miles. The aircraft has a maximum take-off weight of 53,000 pounds. More information about Bombardier and the CRJ aircraft is available on the Internet at www.bombardier.com.

ABOUT MAIR HOLDINGS

MAIR Holdings’ primary business units are its regional airline subsidiary Mesaba Aviation, Inc., d/b/a Mesaba Airlines, and its regional airline subsidiary Big Sky Transportation Co., d/b/a Big Sky Airlines.  MAIR Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market.  More information about MAIR Holdings is available on the Internet at http://www.mairholdings.com.

ABOUT MESABA AVIATION

Mesaba Aviation, Inc., d/b/a Mesaba Airlines, operates as a Northwest Jet Airlink and Northwest Airlink partner under service agreements with Northwest Airlines. Currently, Mesaba Aviation serves 109 cities in 29 states and Canada from Northwest’s and Mesaba Aviation’s three major hubs: Detroit, Minneapolis/St. Paul, and Memphis. Mesaba Aviation operates an advanced fleet of 98 regional jet and jet-prop aircraft, consisting of the 69-passenger Avro RJ85 and the 30- 34-passenger Saab SF340.  More information about Mesaba Airlines is available on the Internet at: http://www.mesaba.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual developments will be those anticipated by MAIR Holdings, Inc. Actual results could differ materially from those projected because of a number of factors, some of which MAIR Holdings, Inc. cannot predict or control. For a discussion of some of these factors, please see the ‘Cautionary Note Regarding Forward-Looking Statements’ and ‘Risk Factors Relating to the Company

and the Airline Industry’ in the company’s Annual Report on Form 10-K for the year ended March 31, 2004 and Form 10-Q for the quarter ended December 31, 2004.

Media Contact:	Dave Jackson — Mesaba Aviation
651-367-5264

Investor Relations Contact:	Bob Weil — MAIR Holdings, Inc.
612-333-0021